Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

by and among

HCG OPPORTUNITY II, LLC,

GLOBAL TECHNOLOGY ACQUISITION I SPONSOR LP

and

GLOBAL TECHNOLOGY ACQUISITION CORP. I,
solely with respect to Article III and Section 10.2

Dated as of April 19, 2024

Article I PURCHASE AND SALE	2
1.1 Purchase and Sale.	2
1.2 Purchase Consideration	2
1.3 Changes.	2
Article II CLOSING	2
2.1 Closing	2
Article III REPRESENTATIONS AND WARRANTIES OF THE SPAC	2
3.1 Organization and Standing	2
3.2 Authorization; Binding Agreement	3
3.3 Approvals	3
3.4 Non-Contravention	3
3.5 Capitalization.	4
3.6 SEC Filings and SPAC Financials.	5
3.7 Absence of Certain Changes	7
3.8 Compliance with Laws	7
3.9 Actions; Orders	7
3.10 Taxes	7
3.11 Employee Benefit Plans	8
3.12 Contracts	8
3.13 Transactions with Affiliates	8
3.14 Finders and Brokers	8
3.15 Insurance	8
3.16 SPAC Trust Account.	8
Article IV REPRESENTATIONS AND WARRANTIES OF THE SPONSOR	9
4.1 Organization and Standing	9
4.2 Authorization; Binding Agreement	10
4.3 Approvals	10
4.4 Non-Contravention	10
4.5 Actions; Orders	11
4.6 Assets	11
4.7 Finders and Brokers	11
Article V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	11
5.1 Organization and Standing	11
5.2 Authorization; Binding Agreement	11

5.3 Approvals	12
5.4 Non-Contravention	12
5.5 Litigation	12
5.6 Investment Purpose	12
5.7 Accredited Investor Status	12
5.8 Reliance on Exemptions	13
5.9 Information; Risk	13
5.10 Brokerage Fees	13
Article VI COVENANTS	13
6.1 Access and Information	13
6.2 Operating Covenants	14
6.3 Public Filings	16
6.4 Confidentiality	16
6.5 Notification of Certain Matters	16
6.6 Efforts; Further Assurances	16
6.7 Public Announcements	17
6.8 Post-Closing Board of Directors; Post-Closing Officers; D&O Insurance and Miscellaneous	17
6.9 Amendments to Agreements and Obligations	18
6.10 Extension	19
Article VII INDEMNIFICATION	19
7.1 Survival	19
7.2 Indemnification by the Sponsor	19
7.3 Indemnification by the Purchaser	19
7.4 Indemnification Procedures	20
7.5 Recovery	21
7.6 SPAC Existing Indemnity Agreements	22
Article VIII CLOSING CONDITIONS	22
8.1 Conditions to Each Party’s Obligations	22
8.2 Conditions to Obligations of the Sponsor	23
8.3 Conditions to Obligations of the Purchaser	23
8.4 Frustration of Conditions	25
Article IX TERMINATION AND EXPENSES	25
9.1 Termination	25

9.2 Effect of Termination	26
9.3 Fees and Expenses	27
Article X WAIVERS AND RELEASES	27
10.1 Waiver of Claims Against Trust	27
10.2 Release of Claims	28
Article XI MISCELLANEOUS	29
11.1 Notices	29
11.2 Binding Effect; Assignment	30
11.3 Third Parties	30
11.4 Governing Law; Jurisdiction	30
11.5 WAIVER OF JURY TRIAL	30
11.6 Specific Performance	31
11.7 Severability	31
11.8 Amendment	31
11.9 Entire Agreement	31
11.10 Interpretation	32
11.11 Counterparts	32
Article XII DEFINITIONS	33
12.1 Certain Definitions	33

Schedules and Exhibits

Exhibit A Form of Letter Agreement Amendment

Securities PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made and entered into as of April 19, 2024 by and among HCG OPPORTUNITY II, LLC, a Delaware limited liability company (the “Purchaser”), GLOBAL TECHNOLOGY ACQUISITION I SPONSOR LP, a Cayman Islands exempted limited partnership (acting through Global Technology Acquisition I Sponsor GP Ltd., its general partner, the “Sponsor”) and solely with respect to Article III and Section 10.2, GLOBAL TECHNOLOGY ACQUISITION CORP. I, a Cayman Islands exempted company (the “SPAC”). The Purchaser and the Sponsor are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Sponsor was formed to serve as the “sponsor” of the SPAC that was organized for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”);

WHEREAS, as of the date hereof, (i) the Sponsor owns 3,580,000 Class B ordinary shares, par value $0.0001, of the SPAC (each, a “Class B Share”), each of which is convertible into one Class A ordinary share, par value $0.0001, of the SPAC (each, a “Class A Share”), subject to adjustment, and 10,500,000 warrants (the “Private Placement Warrants”) issued to the Sponsor in a private placement simultaneously with the closing of the IPO (as defined below) and (ii) the independent directors of the SPAC (the “Pre-Closing Independent Directors”) collectively own 120,000 Class B Shares;

WHEREAS, the Purchaser desires to purchase from the Sponsor, and the Sponsor desires to sell and assign to the Purchaser, 3,500,000 of the Sponsor’s Class B Shares (the “Transferred Sponsor Shares”) and 7,350,000 of the Sponsor’s Private Placement Warrants (the “Transferred Private Placement Warrants” and together with the Transferred Sponsor Shares, the “Transferred Securities”);

WHEREAS, the Sponsor shall retain (a) 3,150,000 Private Placement Warrants (“Retained PP Warrants”), (b) 1,300,000 non-redeemable Class A Shares and (c) 164,000 Class B Shares following Closing (as defined below) and the substantially concurrent transfer by the Pre-Closing Independent Directors of an aggregate of 84,000 Class B Shares to the Sponsor ((b) and (c)) together, “Sponsor Retained Shares”); and

WHEREAS, the Pre-Closing Independent Directors shall retain an aggregate of 36,000 Class B Shares (the “Director Retained Shares”) immediately following the Closing (as defined below) and the substantially concurrent transfer by the Pre-Closing Independent Directors of an aggregate of 84,000 Class B Shares to the Sponsor.

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NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I
PURCHASE AND SALE

1.1 Purchase and Sale. Upon the terms and subject to the conditions hereof, at the Closing, the Sponsor shall sell to the Purchaser, and the Purchaser shall purchase from the Sponsor, all of the Sponsor’s right, title, and interest in and to the Transferred Securities, free and clear of all Liens, for the consideration specified in Section 1.2.

1.2 Purchase Consideration. The consideration for the Transferred Securities is the payment of $250,000 upon a Business Combination pursuant to Section 6.8(f), 30% of the securities issued upon the conversion of promissory notes upon a Business Combination pursuant to Section 6.8(g), the indemnity provided pursuant to Section 7.3, and other good and valid consideration, which the Parties agree is valid and adequate consideration for the Transferred Securities (the “Purchase Consideration”).

1.3 Changes. (a) The Retained PP Warrants and (b) 250,000 of the Sponsor Retained Shares shall be subject to any changes, concessions, amendments, forfeitures, restrictions or other agreements (“Changes”) the Purchaser determines to make in connection with a Business Combination or otherwise; provided that all such Changes affect all holders of Private Placement Warrants and all holders of dilutable and non-redeemable Class B Shares and Class A Shares, including the Purchaser and the Sponsor, equally on a pro rata basis. An aggregate of 1,250,000 of the Sponsor Retained Shares and the Director Retained Shares shall not be subject to any Changes. At the closing of an initial Business Combination, the number of Retained PP Warrants shall be equal to at least 30% of the warrants held by the Purchaser and the Sponsor on an aggregate basis, and the aggregate number of Sponsor Retained Shares and Director Retained Shares shall be equal to at least 30% of the Class A Shares and Class B Shares held by the Purchaser, the Sponsor and the Pre-Closing Independent Directors on an aggregate basis.

Article II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the transactions contemplated by this Agreement (the “Closing”) will take place electronically via the exchange of documents and signatures on a date and at a time to be agreed upon by the Parties, which date will be no later than the second (2nd) Business Day after all the conditions set forth in Article VIII have been satisfied or waived, but no later than April 19, 2024, or at such other date, time or place (including remotely) as the Parties may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF THE SPAC

Except as set forth in the Schedules attached hereto, the SPAC represents and warrants to the Purchaser as of the date of this Agreement and as of the Closing Date, as follows:

3.1 Organization and Standing. The SPAC was duly formed and is validly existing and in good standing under the Laws of the jurisdiction under which it was organized. The SPAC has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The SPAC has heretofore made available to the Purchaser accurate and complete copies of the Organizational Documents of the SPAC, as currently in effect. The SPAC is not in violation of any provision of its Organizational Documents in any material respect.

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3.2 Authorization; Binding Agreement. The SPAC has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to contemplate the transactions contemplated hereby and the SPAC has all requisite power and authority to execute and deliver each Ancillary Document to which it is a party, to perform such its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement by the SPAC and each Ancillary Document to which the SPAC is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the SPAC in the manner required by the Organizational Documents of the SPAC and no other proceedings, consents or approvals are necessary to authorize the execution and delivery of this Agreement by the SPAC and each Ancillary Document to which the SPAC is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the SPAC is a party will be when delivered, duly and validly executed and delivered by the SPAC, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto (other than the SPAC), and constitutes, or when delivered will constitute, the valid and binding obligation of the SPAC, enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Approvals. Except as described in Schedule 3.3, no Consent of or with any Person, on the part of the SPAC is required to be obtained or made in connection with the execution, delivery or performance by the SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by the SPAC of the transactions contemplated hereby and thereby, as applicable, other than (a) such filings as contemplated by this Agreement, (b) any filings required with NASDAQ or the SEC with respect to the transactions contemplated by this Agreement, and (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by the SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by the SPAC of the transactions contemplated hereby and thereby, and compliance by the SPAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the SPAC’s Organizational Documents, (b) subject to obtaining or making the Consents referred to in Section 3.3 hereof, conflict with or violate any Law, Order, Consent or Contract applicable to the SPAC or any of its properties or assets, (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in (or give rise to any right of) the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the SPAC under, (v) give rise to any obligation to make payments or provide compensation under, (vi) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Covered Contract (as defined below), or (d) result in the creation of any Lien upon any of the properties or assets of the SPAC.

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3.5 Capitalization.

(a) The SPAC is authorized to issue 220,000,000 ordinary shares, consisting of (i) 200,000,000 Class A Shares, of which 2,171,254 are issued and outstanding on the date hereof (consisting of 871,254 redeemable Class A Shares and 1,300,000 non-redeemable Class A Shares held by the Sponsor) and (ii) 20,000,000 Class B Shares, of which 3,700,000 are issued and outstanding on the date hereof and 3,580,000 are owned by the Sponsor and 120,000 are owned by the Pre-Closing Independent Directors. As of April 18, 2024, there were issued and outstanding, (i) 1,218,742 units, each consisting of one Class A Share and one-half of one redeemable public warrant to purchase Class A Shares, (ii) 9,390,616 redeemable public warrants to purchase Class A Shares and (iii) 10,500,000 Private Placement Warrants. Other than as set forth in this Section 3.5 and the Promissory Notes (as defined below), there are no outstanding warrants or rights to subscribe for or purchase any capital shares of the SPAC or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the SPAC.

(b) All outstanding Class A Shares and Class B Shares of the SPAC (collectively, “SPAC Securities”) were duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of (i) any purchase option, right of first refusal, preemptive right, subscription right or any similar right, (ii) the SPAC’s Organizational Documents, (iii) any Contract to which the SPAC is a party or (iv) any Law or Order. Each SPAC Security has been sold pursuant to an effective registration statement filed under the Securities Act, or an appropriate exemption therefrom, and in accordance therewith.

(c) The SPAC does not have any subsidiaries or own any equity interests in any other Person.

(d) Except as set forth Schedule 3.5(d), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), or (iv) share appreciation, phantom share, share-based performance unit, profit participation, restricted share, restricted share unit, other equity based compensation award or similar rights with respect to the SPAC and no options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements (A) relating to the SPAC Securities or any equity securities of the Sponsor or (B) obligating the SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such equity securities, or (C) obligating the SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such equity securities. Other than the rights of purchasers of SPAC Securities to redeem in accordance with the SPAC’s Organizational Documents, there are no outstanding obligations of the SPAC to repurchase, redeem or otherwise acquire any shares of the SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth Schedule 3.5(d), there are no shareholders agreements, voting trusts, proxies or other agreements or understandings to which SPAC is a party with respect to the voting or transfer of any shares of the SPAC.

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(e) Since the date of formation of the SPAC, and except as contemplated by this Agreement or disclosed in the SEC Reports, the SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and SPAC’s board of directors has not authorized any of the foregoing.

3.6 SEC Filings and SPAC Financials.

(a) Except as set forth on Schedule 3.6(a), the SPAC, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the SPAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed between the date of this Agreement and the Closing (collectively, the “SEC Reports”), including all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any SEC Report (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the applicable requirements of the Securities Act the Exchange Act, as the case may be, and the applicable rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports. None of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” will be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. The Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed on NASDAQ. Except as set forth on Schedule 3.6(a), the SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ, including the requirements for continued listing of the Class A Shares on NASDAQ, and the SPAC has not received any written deficiency notice from NASDAQ relating to the continued listing requirements of the Class A Shares. There are no Actions pending or, to the Knowledge of the SPAC, threatened against the SPAC and, except as set forth on Schedule 3.6(a), the SPAC has not received any notice from NASDAQ or the SEC with respect to any intention by either such entity to delist or suspend, prohibit or terminate the listing of the Class A Shares on NASDAQ.

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(b) Except as disclosed in the SEC Reports, the financial statements and notes of the SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”) fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in the SPAC Financials or the SEC Reports, the SPAC has not incurred any Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the SPAC Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the SPAC’s formation in the ordinary course of business. All material debts and Liabilities, fixed or contingent, which should be included under GAAP on a balance sheet are included in all material respects in the SPAC Financials as of the date of such SPAC Financials. The SPAC has no material off-balance sheet arrangements that are not disclosed in its SEC Reports. The underwriters of the IPO have executed waivers in full of any entitlement to any deferred fees under the Underwriting Agreement in connection with the Business Combination. No Indebtedness of the SPAC contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the SPAC or (iii) the ability of SPAC to grant any Lien on its properties or assets.

(d) The SPAC maintains disclosure controls and procedures (as defined by Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the SPAC in the reports and documents that it files under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of the SPAC’s filings with the SEC and other public disclosure documents and to make the certifications required pursuant to Sections 302 and 906 of SOX. The SPAC maintains internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act).

(e) The SPAC is in compliance in all material respects with the provisions of SOX and the provisions of the Exchange Act and the Securities Act relating thereto, which under the terms of such provisions and applicable SEC guidance (including the dates by which such compliance is required) have become applicable to the SPAC.

(f) To the Knowledge of the SPAC, each director and executive officer of the SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by the SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the SPAC. The SPAC has not taken any action prohibited by Section 402 of SOX.

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(g) The SPAC has no Liabilities except for (i) Liabilities arising under this Agreement or any Ancillary Document, (ii) Liabilities disclosed or provided for in the SPAC Financials; (b) Liabilities incurred in the ordinary course of business of the SPAC, consistent with past practice, since the date of the most up to date SPAC Financials and which are not material, individually or in the aggregate; (c) Liabilities that are not past due under any Covered Contracts and (ii) Liabilities set forth on Schedule 3.6(g).

3.7 Absence of Certain Changes. Except for the IPO (and the related private offerings), the SPAC’s public reporting and search for an initial Business Combination as described in the Prospectus and related activities, or as disclosed in the SEC Reports, the SPAC has since its formation, not conducted any business.

3.8 Compliance with Laws. The SPAC is, and has since its formation been, in compliance with all applicable material Laws in all material respects and the SPAC has not received written notice alleging any violation of applicable Law in any material respect. To the Knowledge of the SPAC, the SPAC is not under investigation with respect to any violation or alleged violation of, any Law or Order, and the SPAC has not received any subpoenas from any Governmental Authority.

3.9 Actions; Orders. There is no pending or, to the SPAC’s Knowledge, threatened, Action against the SPAC or to which the SPAC is a party, including Actions that challenge or seek to enjoin, alter or materially delay the transactions contemplated by this Agreement. There is no Action that the SPAC has pending against any other Person. To the SPAC’s Knowledge, the SPAC is not subject to any Orders of any Governmental Authority and no such Orders are pending.

3.10 Taxes. Except as set forth on Schedule 3.10, the SPAC has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the SPAC Financials have been established in accordance with GAAP. To the Knowledge of the SPAC, there are no audits, examinations, investigations or other proceedings pending against the SPAC in respect of any Tax, and the SPAC has not been notified in writing of any proposed Tax claims or assessments against it. There are no material Liens with respect to any Taxes upon any of the SPAC’s assets, other than Liens for Taxes which either are not delinquent or being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, the SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. Since the date of its formation, the SPAC has not (i) changed any Tax accounting methods except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for a Tax refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or Tax refund.

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3.11 Employee Benefit Plans. Except as set forth in the SEC Reports, the SPAC (a) has never employed any individual and no individuals provide, nor have any individuals ever provided, services to SPAC as an employee, consultant or independent contractor other than consultants and advisors in the ordinary course of business and (b) does not maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12 Contracts. Except as set forth on Schedule 3.12 or the SEC Reports, and other than this Agreement and the Ancillary Documents, there are no material Contracts to which the SPAC is a party or by which it or its properties or assets may be bound (each, a “Covered Contract”). All Covered Contracts have been made available to the Purchaser other than those that are exhibits to the SEC Reports. With respect to each Covered Contract: (i) the Covered Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Covered Contract is legal, valid and binding of the SPAC, enforceable against the SPAC and, to the SPAC’s Knowledge, the other parties thereto, and is in full force and effect in accordance with its terms (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the SPAC, or permit termination or acceleration by the other party, under such Covered Contract; and (iv) to the SPAC’s Knowledge, no other party to any Covered Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the SPAC under any Covered Contract.

3.13 Transactions with Affiliates. Schedule 3.13 sets forth a true, correct and complete list of all Contracts and arrangements under which there are any existing or future Liabilities or obligations between the SPAC, the Sponsor and any present or former director, officer, employee, shareholder or Affiliate of the SPAC, or any immediate family member of any of the foregoing in connection with the SPAC.

3.14 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the SPAC or any of its Affiliates in connection with the transactions contemplated hereby.

3.15 Insurance. Schedule 3.15 lists all insurance policies held by the SPAC relating to the SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies.

3.16 SPAC Trust Account.

(a) As of April 18, 2024, the Trust Account had a liquidation value of no less than $23,200,509.71. Such monies are invested solely in cash, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Trust Agreement. The Trust Agreement is a valid and binding obligation of the SPAC, enforceable against the SPAC in accordance with its terms (subject to the Enforceability Exceptions). The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any material respect, and, to the Knowledge of the SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the Public Shareholders who will have elected to redeem their Class A Shares pursuant to the SPAC’s Organizational Documents (or in connection with an extension of SPAC’s deadline to consummate a Business Combination) or Governmental Authorities for Taxes) to any portion of the proceeds in the Trust Account. The SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. To the Knowledge of SPAC, all vendors, service providers, prospective target businesses or other entities with which the SPAC does business and entered into agreements have executed a waiver against the Trust Account waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As of the date hereof, there are no claims or proceedings pending or threatened with respect to the Trust Account. Except as set forth in the SEC Reports, the SPAC has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). Except as set forth in the SEC Reports, applicable Law, and any rights in common law or equity that investors may have, the Trust Account is not subject to any Liens. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement. To the SPAC’s Knowledge, as of the date hereof, no shareholder of the SPAC will be entitled to receive any amount from the Trust Account except to the extent such shareholder will have elected to tender its Class A Shares for redemption.

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(b) The SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the SPAC in connection with any Business Combination.

(c) That certain letter agreement, dated October 20, 2021, among the SPAC, its current officers and directors, and the Sponsor (the “Letter Agreement”) is a legal, valid and binding obligation of the SPAC, enforceable against them in accordance with its terms, subject to the Enforceability Exceptions, which has not been amended or modified in any respect and under which, the SPAC has not waived any rights or obligations.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE SPONSOR

Except as set forth in the Schedules attached hereto, the Sponsor represents and warrants to the Purchaser as of the date of this Agreement and as of the Closing Date, as follows:

4.1 Organization and Standing. The Sponsor was duly formed and is validly existing and in good standing under the Laws of the jurisdiction under which it was organized. The Sponsor has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Sponsor has heretofore made available to the Purchaser accurate and complete copies of the Organizational Documents of the Sponsor, as currently in effect. The Sponsor is not in violation of any provision of its Organizational Documents in any material respect.

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4.2 Authorization; Binding Agreement. The Sponsor has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to contemplate the transactions contemplated hereby and the Sponsor has all requisite power and authority to execute and deliver each Ancillary Document to which it is a party, to perform such its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement by the Sponsor and each Ancillary Document to which the Sponsor is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Sponsor in the manner required by the Organizational Documents of the Sponsor and no other proceedings, consents or approvals are necessary to authorize the execution and delivery of this Agreement by the Sponsor and each Ancillary Document to which Sponsor is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Sponsor is a party will be when delivered, duly and validly executed and delivered by the Sponsor, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto (other than the Sponsor), and constitutes, or when delivered will constitute, the valid and binding obligation of the Sponsor, enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

4.3 Approvals. Except as described in Schedule 4.3, no Consent of or with any Person, on the part of the Sponsor is required to be obtained or made in connection with the execution, delivery or performance by the Sponsor of this Agreement and each Ancillary Document to which it is a party or the consummation by the Sponsor of the transactions contemplated hereby and thereby, as applicable, other than (a) such filings as contemplated by this Agreement, (b) any filings required with NASDAQ or the SEC with respect to the transactions contemplated by this Agreement, and (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder.

4.4 Non-Contravention. Except as otherwise described in Schedule 4.4, the execution and delivery by the Sponsor of this Agreement and each Ancillary Document to which it is a party, the consummation by the Sponsor of the transactions contemplated hereby and thereby, and compliance by the Sponsor with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Sponsor’s Organizational Documents, (b) subject to obtaining or making the Consents referred to in Section 4.3 hereof, conflict with or violate any Law, Order, Consent or Contract applicable to the Sponsor, or any of its properties or assets, (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in (or give rise to any right of) the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Sponsor under, (v) give rise to any obligation to make payments or provide compensation under, (vi) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Covered Contract (as defined below), or (d) result in the creation of any Lien upon any of the properties or assets of the Sponsor.

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4.5 Actions; Orders. There is no pending or, to the Sponsor’s Knowledge, threatened, Action against the Sponsor or to which the Sponsor is a party, including Actions that challenge or seek to enjoin, alter or materially delay the transactions contemplated by this Agreement. There is no Action that the Sponsor has pending against any other Person. To the Sponsor’s Knowledge, the Sponsor is not subject to any Orders of any Governmental Authority and no such Orders are pending.

4.6 Assets. The Sponsor has good and marketable title to the Transferred Securities free and clear of all Liens (except for any imposed by securities Laws). Neither the SPAC nor the Sponsor owns, licenses, leases or otherwise has any right, title or interest in any material real property or material personal property.

4.7 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Sponsor or any of its Affiliates in connection with the transactions contemplated hereby.

Article V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sponsor and the SPAC, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. The Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2 Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Purchaser is or is required to be a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the Purchaser’s board of managers in accordance with the Purchaser’s Organizational Documents, applicable Law or any Contract to which the Purchaser is a party or by which it or its securities are bound and (b) except for approvals that have already been obtained, no proceedings or approvals on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is or is required to be a party will be when delivered, duly and validly executed and delivered by the Purchaser and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered will constitute, the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

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5.3 Approvals. No Consent of or with any Person on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than such filings as contemplated by this Agreement.

5.4 Non-Contravention. The execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) conflict with or violate any Law, Order, Consent or Contract applicable to the Purchaser, or any of its properties or assets, (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (iv) result in (or give rise to any right of) termination, withdrawal, suspension, cancellation, modification or acceleration under, (v) give rise to any obligation to make payments or provide compensation under, (v) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract, or (d) result in the creation of any Lien upon any of the properties or assets of the Purchaser.

5.5 Litigation. There is no Action of any nature currently pending or, to the Purchaser’s Knowledge, threatened that (a) seeks to prohibit, restrain or enjoin the execution and delivery of this Agreement; (b) questions the validity or enforceability of this Agreement; (c) questions the power or authority of Purchaser to carry out the transactions contemplated by, or to perform its obligations under this Agreement or any Ancillary Document; or (d) would result in any change which would limit the ability of Purchaser to perform any of its obligations hereunder.

5.6 Investment Purpose. The Purchaser is acquiring the Transferred Securities for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, the Purchaser reserves the right to dispose of the Transferred Securities at any time in accordance with or pursuant to an effective registration statement covering such Transferred Securities or an available exemption under the Securities Act. The Purchaser acknowledges that the Transferred Securities (i) are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and accordingly, a customary restrictive legend will be placed on the certificates and book entries representing the Transferred Securities and (ii) are in book-entry form, registered on registers maintained by or on behalf of the SPAC and are not cleared in DTC or any other clearing system.

5.7 Accredited Investor Status. The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D, as promulgated under the Securities Act.

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5.8 Reliance on Exemptions. The Purchaser understands that the Transferred Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws and that the SPAC and the Sponsor are relying in part upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Transferred Securities.

5.9 Information; Risk. The Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the SPAC and the Sponsor and other information the Purchaser deemed material to making an informed investment decision regarding its purchase of Transferred Securities hereunder, which have been requested by the Purchaser and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, Representatives of the SPAC and the Sponsor concerning the terms and conditions of the offering of the Transferred Securities and the merits and risks of investing in the Transferred Securities; (ii) access to information about the SPAC and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that each of the SPAC and Sponsor possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. The Purchaser has such knowledge, sophistication and experience in investing, business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Transferred Securities and has so evaluated the merits and risks of such investment. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Transferred Securities. Without limiting the foregoing, the Purchaser has carefully considered the potential risks relating to each of the SPAC and the Sponsor and a purchase of Transferred Securities hereunder, and fully understands that the Transferred Securities are a speculative investment that involves a high degree of risk of loss of the Purchaser’s entire investment and the Purchaser is able to bear the economic risk of an investment in the Transferred Securities and, at the present time, is able to afford a complete loss of such investment.

5.10 Brokerage Fees. There is no Person acting on behalf of the Purchaser who is entitled to or has any claim for any financial advisory, brokerage or finder’s fee or commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

Article VI
COVENANTS

6.1 Access and Information. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing (the “Interim Period”), subject to Section 6.4, the Sponsor will give, and will cause the SPAC and its and the SPAC’s respective Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all executives, properties, at the Purchaser’s sole cost and expense, as well as Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the SPAC, as the Purchaser or its Representatives may reasonably request (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of their Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation. Neither the Sponsor nor the SPAC will be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the Parties will use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

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6.2 Operating Covenants.

(a) Unless the Purchaser otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.2, the Sponsor and the SPAC will (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Sponsor or the SPAC and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers and consultants.

(b) Without limiting the generality of Section 6.2(a), unless the Purchaser otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents as set forth on Schedule 5.2, the Sponsor will not cause nor permit the SPAC to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than the issuance of SPAC securities issuable upon conversion or exchange of outstanding SPAC securities in accordance with their terms, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return, or make any material change in its Tax methods, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive, terminate or otherwise change the Trust Agreement in any manner adverse to the Sponsor or the SPAC;

(vii) make or allow to be made any reduction in the Trust Account, other than as expressly permitted by its Organizational Documents;

(viii) terminate, waive or assign any material right under any Covered Contract or enter into any Covered Contract;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby);

(xii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability partnership, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xiv) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) not in the ordinary course of business;

(xv) amend, waive or otherwise change, in any respect, the Letter Agreement (except as contemplated by this Agreement);

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(xvi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xvii) authorize or agree to do any of the foregoing actions.

6.3 Public Filings. During the Interim Period, at the Purchaser’s cost and expense, the SPAC will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and will use its reasonable best efforts prior to the Closing to maintain the listing on NASDAQ of the Class A Shares.

6.4 Confidentiality. Subject to the disclosure obligations of the SPAC pursuant to SEC rules and Cayman Islands law, the Parties shall keep the details of this Agreement and of any negotiations hereunder, all other non-public information relating to the Parties or in connection with the contemplated transaction, and any information obtained in the course of due diligence (if any) confidential and not disclose the same to any third party other than to its employees and advisers, under confidentiality undertaking and on a “need to know” basis, or as required to enforce its rights or otherwise required by law. The Purchaser will be provided with the opportunity to review and comment on any public disclosure regarding this Agreement, and any comments provided shall be taken into account and considered in good faith. The confidentiality obligations of the Parties hereunder shall terminate on the first anniversary of the expiration of the term of this Agreement. For as long as said confidentiality obligations are in force, they supersede (and exclude the application of) any other confidentiality agreements between the Parties.

6.5 Notification of Certain Matters. During the Interim Period, each Party will give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any material non-compliance with any Law by such Party or its Affiliates; (b) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (c) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (d) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice will constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.6 Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts, and will cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under Contracts, applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement, including, without limitation, notification to the Trustee and the auditors of the SPAC. The Parties hereto will further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

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6.7 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby will be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Sponsor (which consent will not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party will use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The SPAC will file a current report on Form 8-K (the “Filing”) with a description of this Agreement as required by applicable Laws, which the other Parties will review, comment upon and approve (which approval will not be unreasonably withheld, conditioned or delayed) prior to filing (with the such other Parties reviewing, commenting upon and approving such Filing in any event no later than the fourth (4th) Business Day after the execution of this Agreement); provided that the other Parties have a reasonable amount of time to complete such review, comment and approval prior thereto.

6.8 Post-Closing Board of Directors; Post-Closing Officers; D&O Insurance and Miscellaneous.

(a) The Parties will take all necessary action, including causing the directors of the SPAC to resign, so that effective as of the Closing, the SPAC’s board of directors (the “Post-Closing SPAC Board”) will consist of the following six (6) individuals: Thomas Hennessy, Nick Geeza, M. Joseph Beck, Garth Mitchell, Gloria Fu and Courtney Robinson. The Post-Closing SPAC Board will consist of six (6) individuals, and M. Joseph Beck, Garth Mitchell, Gloria Fu and Courtney Robinson will serve as independent directors under NASDAQ rules (each an “Independent Director”). The Audit Committee will consist of three (3) directors, all of whom will qualify as independent, with at least one (1) member who qualifies as a “financial expert.” The Nominating Committee and the Compensation Committee will each consist of two (2) directors, all of whom will qualify as Independent Directors. One Independent Director will chair the Audit Committee, one Independent Director will chair the Nominating Committee and serve on the Compensation Committee and the Audit Committee and one Independent Director will chair the Compensation Committee and serve on the Nominating Committee and Audit Committee. Prior to the Closing, the SPAC will provide each new member of the Post-Closing SPAC Board with a director indemnification agreement substantially in the form of the indemnification agreement entered into with the SPAC’s existing directors and officers at the time of the IPO.

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(b) The Parties will take all necessary action, including causing the current executive officers of the SPAC to resign, so that effective as of the Closing, the chairman and chief executive officer will be Thomas Hennessy and the chief financial officer will be Nick Geeza.

(c) Effective as of Closing, at the sole cost and expense of the Purchaser, the Parties will cooperate to cause the SPAC’s existing D&O insurance policy to be amended to reflect the changes in the SPAC management, and effective on or about the date of the Extension, Purchaser shall purchase a similar D&O insurance policy (with the same or substantially similar coverage) for the SPAC with a coverage period of at least six (6) months for the full life of the SPAC (the “Extended Policy”). Purchaser agrees that all current and former directors, officers and advisors of the SPAC will be included as covered persons (inclusive of full prior acts) under any such amended, new or extended policy through the life of the SPAC. The Purchaser also agrees that upon a Business Combination or liquidation or dissolution of the SPAC, the existing D&O insurance policy will be placed into run-off (tail) and any such tail policy will provide the same or substantially similar coverage as the current policy and include full prior acts for all past and present directors and officers and advisors of the SPAC.

(d) The Purchaser hereby agrees that the working capital held in the SPAC’s bank account(s) as of the Closing Date shall be used by the Sponsor to repay any expense incurred before the Closing, including the accrued but unpaid administrative fees to the Sponsor.

(e) The Purchaser shall not knowingly take, nor fail to take, any action, the result of which would reasonably be expected to cause the Sponsor Retained Shares or the Director Retained Shares to be subject to any Changes, concessions, amendments, forfeitures or restrictions, except as required under applicable Law, in connection with a Business Combination.

(f) Upon the occurrence of a Business Combination, $250,000 will be payable by the combined public company from cash sources available to the combined public company at the closing of the Business Combination, to entities or accounts as directed by the Sponsor.

(g) To the extent the SPAC issues any promissory notes to the Purchaser, (i) if such promissory notes are repaid in cash, the Purchaser shall be entitled to the entire amount of such cash payment and (ii) if such promissory notes are converted to warrants, ordinary shares or any other securities, then 70% of the securities issued upon such conversion shall be issued to the Purchaser and 30% of the securities issued upon such conversion shall be issued to the Sponsor.

6.9 Amendments to Agreements and Obligations.

(a) The Sponsor will cooperate with the Purchaser and use commercially reasonable efforts to assist the Purchaser, at the Purchaser’s sole cost and expense, in (a) renegotiating the terms of the Covered Contracts with other Persons (other than the SPAC or the Sponsor) thereto and (b) obtaining waivers against the Trust Account from any such Persons who have not previously signed such a waiver.

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(b) The Purchaser and the SPAC will seek from holders of the Class A Shares and the Class B Shares in its proxy statement with respect to the Business Combination the approval of an amendment to the Amended and Restated Memorandum and Articles of Association of the SPAC to remove (i) the minimum net tangible assets requirement in Section 49.2(b) thereof, (ii) the last sentence of Section 49.5 thereof and (iii) the last sentence of Section 49.8 thereof. The Purchaser and the SPAC will use reasonable best efforts to solicit from its holders of the Class A Shares and the Class B Shares proxies in favor of the adoption of such proposal (including the SPAC recommending in its proxy statement with respect to the Business Combination that the holders vote in favor of such proposal), and the Purchaser will vote in favor of such proposal.

6.10 Extension. Following the Closing, the Purchaser shall elect to extend the SPAC’s investment period from April 25, 2024 to July 25, 2024 by deposit of $0.10 per Class A Share with redemption rights then outstanding for such three-month extension, into the Trust Account, pursuant to an existing automatic extension option that exists in SPAC’s Organizational Documents.

Article VII
INDEMNIFICATION

7.1 Survival. The respective representations and warranties of the Parties contained in this Agreement, and all indemnification obligations with respect thereto, will survive Closing until the date upon which the SPAC completes a Business Combination. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, will not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants will survive the Closing and continue until fully performed in accordance with their terms).

7.2 Indemnification by the Sponsor. Subject to the further provisions of this Article VII, the Sponsor will indemnify, defend and hold harmless the Purchaser and its Representatives, and their respective heirs, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of all Losses imposed on, sustained, incurred or suffered by or asserted against any of the Purchaser Indemnified Parties, directly or indirectly relating to or arising out of any of the following (collectively, “Purchaser Losses”): (a) any fact or circumstance that constitutes a breach of any representation or warranty of the Sponsor or the SPAC contained herein, and (b) any act or omission that constitutes a breach of any covenant or agreement of the Sponsor or the SPAC contained herein; provided, however, that in no event shall the amount of Purchaser Losses payable by the Sponsor exceed the Purchase Consideration actually paid to the Sponsor.

7.3 Indemnification by the Purchaser. Subject to the further provisions of this Article VII, the Purchaser will indemnify, defend and hold harmless the Sponsor and its Representatives, and their respective heirs, successors and assigns (collectively, the “Sponsor Indemnified Parties”) from, against and in respect of all Losses imposed on, sustained, incurred or suffered by or asserted against any of the Sponsor Indemnified Parties, directly or indirectly relating to or arising out of any of the following (collectively, “Sponsor Losses”): (a) any fact or circumstance that constitutes a breach of any representation or warranty of the Purchaser contained herein, (b) any act or omission that constitutes a breach of any covenant or agreement of the Purchaser contained herein, (c) all post-closing operations of the Purchaser and the SPAC, including all Liabilities of the SPAC from and after the Closing whether with respect to a Business Combination, liquidation, Extension or otherwise, (d) all filings with (or failure to file) or reports provided to the SEC or NASDAQ in connection with the transactions contemplated hereby or otherwise made (or failed to be made) after the Closing and (e) any obligations of the Sponsor under paragraph 10 of the Letter Agreement solely with respect to (i) third party services rendered or products sold to the SPAC following the Closing and (ii) claims of prospective target businesses with discussions terminating following the Closing.

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7.4 Indemnification Procedures.

(a) Notice of Claim. If a claim for Losses is to be made by a Person entitled to indemnification hereunder (the “Indemnified Party”), the Indemnified Party will give written notice to the Sponsor (the “Indemnifying Party”) as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Article VII, which notice will specify the basis of the claim and be accompanied by all supporting documentation then in the possession of the Indemnified Party (the “Notice of Claim”). In the case of a dispute over the obligation of the Indemnifying Party to pay the claim or over the amount of Losses, the Parties will use reasonable efforts to resolve the matter internally on an expeditious basis and in any event within forty-five (45) days after the Notice of Claim is received by the Indemnifying Party. No delay in or failure to give a Notice of Claim by the Indemnified Party to the Indemnifying Party pursuant to this Section 7.4(a) will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or at Law or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party, except to the extent that such delay or failure has prejudiced the Indemnifying Party.

(b) Defense of Third Party Claims. If any lawsuit or enforcement action is asserted or filed against any Indemnified Party, the Notice of Claim with respect thereto to be delivered under Section 7.4(a) will be given to the Indemnifying Party within ten (10) days after the service of the citation or summons. After such Notice of Claim, the Indemnifying Party will be entitled, if it so elects, at its own cost and expense: (A) to take control of the defense and investigation of such lawsuit or action, (B) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both an Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event the Indemnified Party will be entitled, at the Indemnifying Party’s reasonable cost, risk and expense, to separate counsel of its own choosing, and (C) to compromise or settle such claim; provided, however, that the Indemnifying Party will not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party), if (1) the Notice of Claim relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation, (2) the Indemnified Party has been advised by counsel that representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest such that counsel to the Indemnifying Party could not reasonably represent the interests of the Indemnified Party, (3) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim, or (4) the Indemnified Party reasonably believes that the Loss relating to the Notice of Claim would be reasonably expected to exceed the maximum amount that such Indemnified Party could then be entitled to recover under the applicable provisions of this Agreement; in each of the cases set forth in clauses (1)-(4), the Indemnified Party may employ counsel of its own choosing, which counsel will be reasonably acceptable to the Indemnifying Party. In no event will any party settle, compromise or offer to settle or compromise any claim, action or lawsuit on a basis that would result in the imposition of a consent, order, injunction, license or decree that would restrict the future activity or conduct of the other party or any Affiliate thereof (or grant a license to any intellectual property rights thereof) without the consent of such other party, which consent may be withheld for any reason.

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(c) The Indemnified Party will cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, also participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The Parties will cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within thirty (30) days after receipt of the Notice of Claim, the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party’s reasonable cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such claim will not be compromised or settled without the written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(d) If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement and permit the Indemnifying Party to participate, at its own cost and expense, in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.

7.5 Recovery

(a) To the extent that any Purchaser Losses become payable to any Purchaser Indemnified Party, the Purchaser may elect to require the Sponsor to pay such Purchaser Losses by transferring to the Purchaser that number of Sponsor Retained Shares to the Purchaser that is equal to the amount obtained by dividing (1) the aggregate amount of such Purchaser Losses by (2) the fair market value of the Sponsor Retained Shares on the date on which such Purchaser Losses are finally determined.

(b) To the extent that any Sponsor Losses become payable to any Sponsor Indemnified Party, the Sponsor may elect to require the Purchaser to pay such Sponsor Losses by transferring to the Sponsor that number of Transferred Shares to the Sponsor that is equal to the amount obtained by dividing (1) the aggregate amount of such Sponsor Losses by (2) the fair market value of the Transferred Shares on the date on which such Sponsor Losses are finally determined.

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(c) The fair market value of the Sponsor Retained Shares will be mutually agreed upon by the Sponsor and the Purchaser or, if they are unable to reach agreement within fifteen (15) days after the date on which Purchaser Losses are finally determined, by an investment bank selected by the Purchaser and the Sponsor. If the Sponsor and the Purchaser are unable to agree upon an outside valuation expert, each of the Sponsor and the Purchaser will select an investment bank, which investment bank will select a third investment bank, which third investment bank will determine the fair market value. If the Sponsor or the Purchaser fails to select an investment bank within thirty (30) days after the expiration of the fifteen (15) day period referenced above, then the fair market value will be determined by the outside valuation expert selected by the Party that made a selection within such thirty (30) day period. The Purchaser will pay 100% of the fees and expenses of any investment bank but all of such fees and expenses will be added to the Purchaser Losses.

(d) From and after the Closing, the sole and exclusive remedy of a Party with respect to any and all Actions relating to this Agreement or the transactions contemplated by this Agreement will be pursuant to the indemnification provisions (and limits) of this Article VII; provided, however claims seeking specific performance or other equitable relief to require a Party to perform its obligations or covenants under this Agreement or any related Ancillary Document will be permitted and governed by Section 11.6.

7.6 SPAC Existing Indemnity Agreements. Notwithstanding anything to the contrary herein, each of the Parties agree that, notwithstanding any resignation of directors and officers of the SPAC, the provisions of each of the indemnity agreements entered into between the SPAC and each of the directors and officers of the SPAC (together, the “Indemnity Agreements”) shall remain in full force and effect notwithstanding any such resignation.

Article VIII
CLOSING CONDITIONS

8.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the transactions contemplated hereby and the other transactions described herein will be subject to the satisfaction or written waiver (where permissible) by the Sponsor and the Purchaser of the following conditions:

(a) No Adverse Law or Order. No Governmental Authority will have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(b) Extended Policy. The Sponsor and the SPAC or the Purchaser, as applicable, shall have obtained the Extended Policy.

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(c) Letter Agreement Amendment. The SPAC, the outgoing officers and directors, the Sponsor, the incoming officers and directors, and the other parties to the Letter Agreement shall have entered into an amendment to the Letter Agreement in the form attached as Exhibit A hereto (the “Letter Agreement Amendment”).

(d) Transfer Agent. All documentation reasonably requested by the transfer agent mutually agreed by the Parties shall have been delivered by each Party.

8.2 Conditions to Obligations of the Sponsor. In addition to the conditions specified in Section 8.1, the obligations of the Sponsor to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Sponsor) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto will be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date in all material respects, except for those representations and warranties that address matters only as of a particular date (which representations and warranties will have been accurate as of such date), and those representations and warranties qualified by materiality (which shall be true and correct in all respects).

(b) Agreements and Covenants. The Purchaser will have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Closing Deliveries.

(i) Officer Certificate. The Purchaser will have delivered to the Sponsor and the SPAC a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a) and 8.2(b).

8.3 Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 8.1, the obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Sponsor and the SPAC set forth in this Agreement and in any certificate delivered by or on behalf of the Sponsor and the SPAC pursuant hereto will be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties will have been accurate as of such date), and those representations and warranties qualified by materiality (which shall be true and correct in all respects). (b) Agreements and Covenants. The Sponsor and the SPAC each will have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

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(c) No Material Adverse Effect. No Material Adverse Effect will have occurred with respect to the Sponsor or the SPAC taken as a whole since the date of this Agreement which is continuing and uncured.

(d) Appointment to the Board. The members of the Post-Closing SPAC Board will have been elected or appointed effective as of the Closing consistent with the requirements of Section 6.8.

(e) CEO. Mr. Hennessy will have been appointed as chairman and chief executive officer and Mr. Geeza will have been appointed as chief financial officer, effective as of the Closing consistent with the requirements of Section 6.8.

(f) Trust Account Balance. The Trust Account will have a balance of at least $23,151,313.

(g) Liabilities. Except to the extent assumed by Purchaser pursuant to Section 9.3 or as set forth on Schedule 7.3(h), the SPAC shall not have any material Indebtedness.

(h) Closing Deliveries.

(i) Officer Certificate. The Purchaser will have received a certificate from the Sponsor and the SPAC, dated as the Closing Date, signed by an executive officer of the Sponsor and the SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a) through (b) as applicable to each.

(ii) Good Standing. The Sponsor will have delivered to the Purchaser a good standing certificate (or similar documents applicable for the SPAC’s jurisdiction of organization) for the SPAC as of a date no earlier than ten (10) days prior to the Closing Date from the proper Governmental Authority of its jurisdiction of organization, to the extent that good standing certificates or similar documents are generally available in such jurisdiction.

(iii) Resignations. The Purchaser will have received irrevocable commitments to resign, effective as of or immediately following the Closing, of each of the directors and officers of the SPAC as requested by the Purchaser prior to the Closing.

(iv) Registration Rights Agreement. The Sponsor and the SPAC shall have entered into a joinder to the Registration Rights Agreement.

(v) Administrative Services Agreement. The Administrative Services Agreement shall have been assigned to the Purchaser.

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(vi) Termination of Promissory Note. The Purchaser shall have received evidence that the Promissory Note Agreement, dated June 29, 2023, by and between the Sponsor and the SPAC (the “Promissory Note”), has been terminated.

(vii) Fee Waiver. The Purchaser shall have received evidence that the underwriters of the IPO have executed waivers in full of any entitlement to any deferred fees under the Underwriting Agreement in connection with the Business Combination.

(viii) Extended Policy. The Sponsor and the SPAC or the Purchaser, as applicable, shall have obtained the Extended Policy.

(ix) IRS Forms. The Sponsor shall have delivered a completed United States Internal Revenue Service Form W-9 or Form W-8, as applicable.

(i) Requisite Consents. The Consents required to be obtained from or made with any third Person (including a Governmental Authority) including those listed on Schedule 3.3 in order to consummate the transactions contemplated by this Agreement, including in connection with the transfer of the Transferred Securities, will have each been obtained or made.

(j) NASDAQ Listing Requirements. The SPAC will not have received a deficiency notice from NASDAQ after the date hereof.

8.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article IX
TERMINATION AND EXPENSES

9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Parties;

(b) by written notice by the Purchaser if any of the conditions to the Closing set forth in Sections 8.1 or 8.3 or by the Sponsor if any of the conditions to the Closing set forth in Sections 8.1 or 8.2 have not been satisfied or waived by April 19, 2024 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.1(b) will not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by any Party if a Governmental Authority of competent jurisdiction will have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) will not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

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(d) by written notice by the Sponsor to the Purchaser, if there has been a material breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser will have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the material breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Sponsor will not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time the Sponsor is in material uncured breach of this Agreement;

(e) by written notice by the Purchaser to the Sponsor, if there has been a material breach by the Sponsor or the SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties will have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such material breach or inaccuracy is provided to the Sponsor or (B) the Outside Date; provided, that the Purchaser will not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time the Purchaser is in material uncured breach of this Agreement; and

(f) by the Purchaser if (i) all of the conditions set forth in Sections 8.1 and 8.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived in writing, (ii) the Purchaser has given notice in writing to Sponsor that the Purchaser is ready, willing and able to consummate the Closing, and (iii) the Sponsor fails to consummate the transactions contemplated by this Agreement within three (3) business days after delivery of such written notice.

9.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement will forthwith become void, and there will be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party will cease, except: (i) Section 6.8(a), this Section 9.2, and Article VII, Article IX and Article X will survive the termination of this Agreement, and (ii) nothing herein will relieve any Party from Liability for any fraud or willful breach of any representation, warranty, covenant or obligation under this Agreement, and solely for purposes of “fraud” in the case of the Sponsor, shall include the representations and warranties made by the SPAC in Sections 3.6 (SEC Filings and SPAC Financials), 3.8 (Compliance with Laws), 3.9 (Actions; Orders), 3.10 (Taxes), 3.13 (Transactions with Affiliates), 3.14 (Finders and Brokers), and 3.16 (The SPAC Trust Account). Without limiting the foregoing, and except as provided in Article VII and this Section 9.2 and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.6, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement will be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.

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9.3 Fees and Expenses. Any Expenses incurred by a Party prior to the Closing in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby will be the responsibility of that Party; provided, however, that after Closing, Purchaser shall incur all SPAC costs going forward, including, as necessary, the SPAC extension costs, D&O insurance cost and any other costs. As used in this Agreement, “Expenses” will include all out-of-pocket expenses (including all fees and expenses from counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates subject to any limits set forth herein) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement.

Article X
WAIVERS AND RELEASES

10.1 Waiver of Claims Against Trust. The Purchaser and the Sponsor each hereby represents and warrants that it has read the Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO and the overallotment securities acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including without limitation interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including without limitation overallotment shares acquired by SPAC’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the Prospectus or set forth in the SPAC’s Organizational Documents, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their SPAC shares in connection with the consummation of a Business Combination or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to extension by an amendment to SPAC’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes or (d) to SPAC after or concurrently with the consummation of a Business Combination. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Purchaser and the Sponsor each hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither it nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including without any limitation any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and the Purchaser and the Sponsor (as the case may be) or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability, except as expressly provided in any future definitive transaction document between SPAC and the Purchaser or to the extent the SPAC completes a Business Combination and funds are release to the SPAC from the Trust Account in accordance with the terms of the Trust Agreement (collectively, the “Released Claims”). The Purchaser and the Sponsor each on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that it or any of its Affiliates may have against the Trust Account (including without limitation any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including without limitation any distributions therefrom) for any reason whatsoever (including without limitation for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). The Purchaser and the Sponsor each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter into this Agreement, and the Purchaser and the Sponsor each further intends and understands such waiver to be valid, binding and enforceable against each of the Purchaser and the Sponsor and their respective Affiliates under applicable Law. To the extent the Purchaser, the Sponsor and their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to any Released Claims, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, the Purchaser and the Sponsor each hereby acknowledges and agrees that the sole remedy of the Purchaser, the Sponsor and their respective Affiliates shall be against funds held outside of the Trust Account and that such claim shall not permit the Purchaser, the Sponsor and their respective Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including without limitation any distributions therefrom) or any amounts contained therein. In the event the Purchaser, the Sponsor or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Released Claims, which proceeding seeks, in whole or in part, relief against the Trust Account (including without limitation any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, SPAC and its Representatives, as applicable, shall be entitled to recover from the Purchaser or the Sponsor (as applicable) and their respective Affiliates the associated legal fees and costs in connection with any such action, in the event SPAC or its Representatives, as applicable, prevails in such action or proceeding.

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10.2 Release of Claims. Effective as of the Closing, each of the SPAC and the Purchaser, for itself and each of its past, present and future Representatives, successors and assigns (solely in their capacity as Representatives, successors and assigns of the SPAC and the Purchaser), hereby (i) releases, acquits and forever discharges the Sponsor and its Representatives of and from any and all Actions, causes of actions, claims, suits, liens, losses, damages, judgments, demands, Liabilities, rights, obligations, costs, expenses, and attorneys’ fees of every nature, kind and description whatsoever, at law or in equity, whether individual, class or derivative in nature, whether based on federal, state or foreign law or right of action, mature or unmatured, accrued or not accrued, known or unknown, fixed or contingent, relating to the SPAC that accrued prior to the Closing Date and (ii) covenants not to institute, maintain or prosecute any Action, claim, suit, complaint, proceeding or cause of action of any kind against the foregoing released Persons. Notwithstanding the foregoing, the releases set forth in this Section 10.2 do not extend to, include, restrict or limit in any way any Actions, (i) taken by a Person as required in their capacity as a director of a public company, including their fiduciary duties with respect thereto, and (ii) Actions, claims, rights or remedies under this Agreement or any Ancillary Document or with respect to the Transactions. Effective as of the Closing, each of the SPAC and the Sponsor, for itself and each of its past, present and future Representatives, successors and assigns (solely in their capacity as Representatives, successors and assigns of the SPAC and the Sponsor), hereby (i) releases, acquits and forever discharges the Purchaser and its Representatives of and from any and all Actions, causes of actions, claims, suits, liens, losses, damages, judgments, demands, Liabilities, rights, obligations, costs, expenses, and attorneys’ fees of every nature, kind and description whatsoever, at law or in equity, whether individual, class or derivative in nature, whether based on federal, state or foreign law or right of action, mature or unmatured, accrued or not accrued, known or unknown, fixed or contingent, relating to the SPAC that accrued prior to the Closing Date and (ii) covenants not to institute, maintain or prosecute any Action, claim, suit, complaint, proceeding or cause of action of any kind against the foregoing released Persons. Notwithstanding the foregoing, the releases set forth in this Section 10.2 do not extend to, include, restrict or limit in any way any Actions, (i) taken by a Person as required in their capacity as a director of a public company, including their fiduciary duties with respect thereto, and (ii) Actions, claims, rights or remedies under this Agreement or any Ancillary Document or with respect to the Transactions. The foregoing will not limit any claims for fraud or intentional misconduct, nor rights to indemnification pursuant to Article VII. . In any litigation arising from or related to an alleged breach of this Section 10.2, this Agreement may be pleaded as a defense, counterclaim or crossclaim, and shall be admissible into evidence.

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Article XI
MISCELLANEOUS

11.1 Notices. All notices, consents, waivers and other communications hereunder will be in writing and will be deemed to have been duly given when delivered (i) in person, (ii) by e-mail, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as will be specified by like notice):

If to the Purchaser to:	with a copy (which will not constitute notice) to:

PO Box 1036	1999 Avenue of the Stars
Zephyr Cove, NV 89448	Los Angeles, CA 90067
Attn: Thomas Hennessy	Attn: Joshua DuClos
Telephone: (847) 477-7963	Telephone: (310) 595-9616
E-mail: thennessy@hennessycapitalgroup.com	E-mail: jduclos@sidley.com

If to the Sponsor or the SPAC to:	with a copy (which will not constitute notice) to:

9 W 24th Street, 10th Floor	555 Eleventh Street, NW, Suite 1000
New York, New York 10010	Washington, D.C., 20004-1304
Attn: Arnau Porto; Alexsander Baranski	Attn: Christopher M. Bezeg
Telephone: (917) 338-7786	Telephone: (202) 637-1019
E-mail: arnau@gtac.io; aleksander@gtac.io	E-mail: christopher.bezeg@lw.com

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11.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Sponsor, and any assignment without such consent will be null and void; provided that no such assignment will relieve the assigning Party of its obligations hereunder.

11.3 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby will create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party, except that the Representatives shall be express third party beneficiaries of Section 10.2, such Section shall expressly inure to the benefit of the Representatives and the Representatives shall be entitled to rely on and enforce the provisions of such Section.

11.4 Governing Law; Jurisdiction. This Agreement will be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement will be heard and determined exclusively in any state or federal court located in the New York, New York (or in any other court in the State of New York or any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.1. Nothing in this Section 11.4 will affect the right of any Party to serve legal process in any other manner permitted by Law.

11.5 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

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11.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party will be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.7 Severability. In case any provision in this Agreement will be held invalid, illegal or unenforceable in a jurisdiction, such provision will be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby nor will the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.8 Amendment. Any provision of this Agreement may be (a) amended, supplemented or modified only by execution of a written instrument signed by the Parties and (b) waived by execution of a written instrument signed the Party or Parties party against whom the waiver is to be effective. No failure or delay by a Party in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

11.9 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

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11.10 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and will not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used will include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and will be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import will be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein will be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” will be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; (k) the term “Dollars” or “$” means United States dollars; and (l) if any provision refers to a document being provided, delivered, furnished or made available to the Purchaser by the Sponsor such document will be deemed to have been provided, delivered, furnished or made available if the document is in the SPAC’s SEC Reports that are available on the SEC’s web site through EDGAR. Any reference in this Agreement to a Person’s directors will include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers will include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders will include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser and its stockholders under the DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

11.11 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

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Article XII
DEFINITIONS

12.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Administrative Services Agreement” means that certain administrative services agreement, dated October 21, 2021, by and among the SPAC and the Sponsor.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Ancillary Documents” means each agreement, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Consent” means any consent, approval, waiver, authorization or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all written contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning intellectual property), franchises, leases and other instruments or obligations of any kind (including any amendments and other modifications thereto).

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“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) will be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Extension” means an extension by the SPAC, in accordance with the SPAC’s Organizational Documents and the Trust Agreement, of the deadline by which it must complete its Business Combination.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

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“IPO” means the initial public offering of SPAC units pursuant to the Prospectus.

“Knowledge” means, with respect to (i) the Sponsor, the actual knowledge of the members and managing member of the Sponsor, after reasonable inquiry; (ii) the SPAC, the actual knowledge of the members and managing member of the Sponsor and any officer or director of the SPAC, after reasonable inquiry; or (iii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and that are required to be recorded or reflected on a balance sheet under GAAP), including Tax liabilities due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law, state and federal securities Laws or contractual lock up agreements.

“Losses” means any and all losses, damages (whether direct, indirect, incidental, consequential or special, and including lost profits and diminution of value based on multiple of earnings or similar financial measure), Liabilities, obligations, deficiencies, claims, interest, awards, judgments, penalties, fines, assessments, Taxes, costs and expenses (including reasonable attorneys’ and accountants’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing).

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, or condition (financial or otherwise) of such Person and its subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder.

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“NASDAQ” means The Nasdaq Stock Market LLC.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Prospectus” means the final prospectus of the SPAC, dated as of October 14, 2021, and filed with the SEC (File No. 333-259502).

“Registration Rights Agreement” means that certain registration rights agreement, dated October 21, 2021, by and among the SPAC, its current officers and directors, and the Sponsor.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of October 21, 2021, as it may be amended, between the SPAC and the Trustee, as well as any other agreements entered into related to or governing the Trust Account, all of which are on file with the SEC Reports.

“Underwriting Agreement” means that certain Underwriting Agreement, dated October 20, 2021, by and among the SPAC, Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC.

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IN WITNESS WHEREOF, each Party hereto has caused this Securities Purchase Agreement to be signed and delivered as of the date first written above.

HCG OPPORTUNITY II, LLC

By: HCG Opportunity MM, LLC, its Sole Member

By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	Authorized Person

GLOBAL TECHNOLOGY ACQUISITION I SPONSOR LP By: GLOBAL TECHNOLOGY ACQUISITION I SPONSOR GP LTD., its general partner

By:	/s/ Arnau Porto Dolc
Name:	Arnau Porto Dolc
Title:	Director

GLOBAL TECHNOLOGY ACQUISITION CORP. I, solely with respect to Article III and Section 9.2

By:	/s/ Arnau Porto Dolc
Name:	Arnau Porto Dolc
Title:	Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

Exhibit A

Form of Letter Agreement Amendment